Exhibit 10.16



                (C) 2001 Clark/Bardes Consulting-Banking Practice

 This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.


                                                                Prepared 11/6/01

                           TEMECULA VALLEY BANK, N.A.
                         SALARY CONTINUATION AGREEMENT


     THIS AGREEMENT is adopted this 15th day of November, 2001, by and between the TEMECULA VALLEY BANK, N.A., a national banking association located in Temecula, California (the "Company") and BRIAN CARLSON (the "Executive").

                                  INTRODUCTION

WITNESSETH:

     WHEREAS, the Executive is in the employ of the Company, serving as its Executive Vice President/SBA Division Manager; and

     WHEREAS, the experience, knowledge of the affairs of the Company, and reputation and contacts in the industry of the Executive are so valuable that assurance of the Executive's continued service is essential for the future growth and profits of the Company, and it is in the best interest of the Company to arrange terms of continued employment for the Executive so as to reasonably assure the Executive's remaining in the Company's employment during the Executive's lifetime or until the age of retirement; and

     WHEREAS, it is the desire of the Company that the Executive's services be retained as herein provided; and

     WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to pay to the Executive or the Executive's beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                    Article 1
                                   Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Change of Control" means that there has been a Termination of Employment of the Executive within 12 months following: (1) a tender offer made and consummated for the ownership of 25% or more of the outstanding voting securities of the Company; (ii) a merger or consolidation of the Company with another bank or corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting bank or shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) a sale of substantially all of the Company's assets to another bank or corporation which is not a wholly owned subsidiary; or (iv) an acquisition of the Company by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, of 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(l)(I) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934.

     1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Disability" means the Executive suffering a sickness, accident or injury, which, in the judgment of a physician who is satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate and reasonable.

     1.4 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

     1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

     1.6 "Effective Date" means January 1, 2001.

     1.7 "Normal Retirement Age" means the Executive's 65th birthday.

     1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

     1.9 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

     1.10 "Termination for Cause" See Section 5.1.

     1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to determine the termination date.

                                    Article 2
                               Lifetime Benefits

     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $25,000. The Board of Directors may in its sole and absolute discretion unilaterally increase the amount of the annual benefit amount at the end of each Plan Year from the date of this Agreement to the Executive's Normal Retirement Date. If the Board of Directors increase the annual benefit, then the Schedule A attached hereto shall also be recalculated to increase the benefits under Article 2 of this Agreement.

          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive's Normal Retirement Date. The Company shall pay this annual benefit to the Executive for 15 years.

          2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, except, however, the Executive shall not be entitled to any benefit if he voluntarily terminates his employment prior to the end of the fifth Plan Year. Any increase in the annual benefit under section 2.1 shall require the recalculation of the Early Termination Benefit set forth in Schedule A. The Early Termination Benefit annual amount is determined by calculating a fixed annuity which is payable in 15 annual equal installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of
     8.5 percent, compounded monthly.

          2.2.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments commencing with the month following the Normal Retirement Date. The Company shall pay this annual benefit to the Executive for 15 years.

          2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section

     2.1.3.

     2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs. Any increase in the annual benefit under section 2.1 shall require the recalculation of the Disability Annual Benefit amount set forth in Schedule A. The Disability Annual Benefit amount is determined by calculating a fixed annuity which is payable in 15 annual equal installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of 8.5 percent, compounded monthly.

          2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment. The Company shall pay this annual benefit to the Executive for 15 years.

          2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section

     2.1.3.

     2.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Lump Sum set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs, determined by vesting the Executive in the Accrual Balance. Any increase in the annual benefit under section 2.1 shall require the recalculation of the Change of Control Lump Sum set forth in Schedule A.

          2.4.2 Payment of Benefit. The company shall pay the benefit to the Executive in a lump sum within 60 days following a Change of Control.

                                    Article 3
                                 Death Benefits

     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

          3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

          3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments commencing with the month following the Executive's death. The Company shall pay this annual benefit to the Executive's beneficiary for 15 years.

     3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived, however, said benefit payments will commence upon the Executive's death.

                                    Article 4
                                 Beneficiaries

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 5
                              General Limitations

     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

          (a) any act of embezzlement, fraud, breach of fiduciary duty or dishonesty;

          (b) deliberate or repeated disregard of the policies and rules of Company as adopted by Company's Board of Directors;

          (c) unauthorized use or disclosure of any of the trade secrets or confidential information of Company;

          (d) competition with Company, inducement of any customer of the Company to breach a contract with the Company, or inducement of any principal for whom the Company acts as agent to terminate such agency relationship;

          (e)  gross negligence adversely impacting the Company; or

          (f)  willful breach of this Agreement or any other willful misconduct.

     5.2 Competition After Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company within 2 years of Termination of Employment, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive's employment or his retirement. This section shall not apply following a Change of Control.

     5.3 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for employment or resume provided to the Company or on any application for any benefits provided by the Company to the Executive.

                                    Article 6
                          Claims and Review Procedures

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement.

If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial,
(2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed, and (5) a time within which review must be requested. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 7
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    Article 8
                                 Miscellaneous

     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.5 Applicable Law, The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

     8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.7 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a)  Interpreting the provisions of the Agreement;

          (b) Establishing and revising the method of accounting for the Agreement;

          (c)  Maintaining a record of benefit payments; and

          (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     8.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.


     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

 EXECUTIVE:                             COMPANY:

                                        TEMECULA VALLEY BANK, N.A.
 /s/Brian Carlson                       By:/s/ Stephen H. Wacknitz
 ----------------                          -----------------------
 Brian Carlson
                                        Title: President/Chief Executive Officer
                                              ----------------------------------